                                   EXHIBIT 5.1

                               OPINION OF COUNSEL

                                  July 2, 1998



Connetics Corporation
3400 W. Bayshore Road
Palo Alto, CA  94303

        REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 2, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of a total of an additional 1,100,000 shares of your Common Stock (the "Shares"). Of these shares, (i) 600,000 have been reserved for issuance under the 1994 Stock Plan, as amended,
(ii) 400,000 have been reserved for issuance under the 1995 Employee Stock Purchase Plan, as amended, and (iii) 100,000 have been reserved for issuance under the 1995 Directors' Stock Option Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares being registered.

        It is our opinion that, when issued and sold in the manner referred to in each Plan and pursuant to the respective agreement which accompanies each grant under a Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                       Sincerely,

                                       VENTURE LAW GROUP

                                       /s/ Venture Law Group


                                      -59-